UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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PLUM CREEK TIMBER COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of

2005 Annual Meeting

of Stockholders

and Proxy Statement

PLUM CREEK TIMBER COMPANY, INC.

Dear Stockholder:

It is a pleasure to invite you to Plum Creek’s Annual Meeting of Stockholders on Wednesday, May 11, 2005, beginning at 9:00 a.m. local time, at the Washington Athletic Club in Seattle, Washington. Driving instructions to the Washington Athletic Club can be found at the back of this document.

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, I urge you to vote your proxy as soon as possible. You can vote over the Internet, by telephone or by mailing back a proxy card. Voting in any of these ways will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these options. If you do attend the meeting in person, you will have the opportunity, if you desire, to change your vote at the meeting.

The agenda for the Annual Meeting includes the election of nine (9) directors to serve until the 2006 Annual Meeting, consideration of a proposal to ratify the appointment of Ernst & Young as Plum Creek’s independent auditors, consideration of two stockholder proposals (if they are properly presented at the meeting), and such other business as may properly come before the meeting. The Board of Directors recommends that you vote “FOR” the slate of director nominees, “FOR” ratifying the appointment of Ernst & Young as Plum Creek’s independent auditors and “AGAINST” the two stockholder proposals. In addition to these specific matters, there will be a report on Plum Creek’s operations and you will have an opportunity to ask questions of general interest to stockholders.

If you have any questions concerning the Annual Meeting or any of the proposals, please contact our Investor Relations Department at (800) 858-5347 (within the United States and Canada) or (206) 467-3600 (outside the United States and Canada, call collect).

I look forward to seeing you on May 11th in Seattle.

Sincerely yours,

Rick R. Holley

President and Chief Executive Officer

PLUM CREEK TIMBER COMPANY, INC.

999 Third Avenue, Suite 4300

Seattle, Washington 98104-4096

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 11, 2005

NOTICE is hereby given of the Annual Meeting of Stockholders of Plum Creek Timber Company, Inc., a Delaware corporation (“Plum Creek” or the “Company”).

DATE, TIME AND LOCATION	The Annual Meeting will take place on Wednesday, May 11, 2005 at 9:00 a.m. local time, in the Noble Room at the Washington Athletic Club located at 1325 Sixth Avenue, Seattle, Washington. Please refer to the map and the driving instructions at the back of this document for the location of the Washington Athletic Club.

AGENDA	The purposes of the Annual Meeting are:

	1.	To elect nine (9) persons to serve on the Board of Directors for one-year terms expiring at the Annual Meeting of Stockholders to be held in 2006;

	2.	To consider and act upon a proposal to ratify the selection of Ernst & Young LLP as the Company’s independent auditors;

	3.	To consider and act upon a stockholder proposal, if it is properly presented at the meeting, to increase the voting threshold by which individuals are elected to the Board of Directors;

	4.	To consider and act upon a stockholder proposal, if it is properly presented at the meeting, to require the Compensation Committee to adopt a policy providing that a significant amount of future stock option grants be premium-priced stock options, indexed stock options or stock options with performance based vesting terms; and

	5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

RECORD DATE	You are entitled to vote on the matters presented at the Annual Meeting if you were a stockholder of record at the close of business on March 24, 2005.

VOTING	Please submit your proxy as soon as possible so that your shares can be voted at the meeting. Submitting the enclosed form of proxy will appoint Rick R. Holley, William R. Brown and James A. Kraft as your proxies. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For instructions, please refer to the proxy card.

If your Plum Creek stock is held in “street name” by a broker, bank or other nominee, you are not the record holder of the stock (and your name is not on the Company’s list of registered stockholders), but you are considered the beneficial owner of the stock, and these proxy materials are being forwarded to you by your broker, bank or other nominee record holder. If you hold your stock in street name and would like to vote in person at the meeting, you must bring with you a proxy, executed in your favor, from your broker, bank or other nominee record holder.

By Order of the Board of Directors,

James A. Kraft

Senior Vice President, General Counsel and Secretary

March 25, 2005

i

PLUM CREEK TIMBER COMPANY, INC.

999 Third Avenue, Suite 4300

Seattle, Washington 98104-4096

PROXY STATEMENT FOR THE 2005 ANNUAL MEETING OF

STOCKHOLDERS

To Be Held on May 11, 2005

The Date of this Proxy Statement is March 25, 2005.

PROXIES IN THE FORM ENCLOSED ARE SOLICITED BY THE BOARD OF DIRECTORS OF PLUM CREEK TIMBER COMPANY, INC. TO BE VOTED AT THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 11, 2005, AT 9:00 A.M. LOCAL TIME, AND AT ANY ADJOURNMENT THEREOF, FOR THE PURPOSES SET FORTH IN THE ATTACHED NOTICE OF ANNUAL MEETING OF STOCKHOLDERS. PLUM CREEK ANTICIPATES THAT THE NOTICE, THIS PROXY STATEMENT AND THE FORM OF PROXY ENCLOSED WILL FIRST BE SENT TO ITS STOCKHOLDERS ON OR ABOUT APRIL 5, 2005.

SOLICITATION OF PROXY AND REVOCABILITY

This Proxy Statement is furnished to stockholders of Plum Creek Timber Company, Inc., a Delaware corporation (“Plum Creek” or the “Company”) in connection with the Board of Directors’ solicitation of proxies to be voted at the Company’s Annual Meeting of Stockholders on May 11, 2005, or any adjournment thereof (the “Annual Meeting”). Proxies in the form enclosed which are properly executed and returned to the Company or voted by telephone or Internet, and not later revoked, will be voted at the Annual Meeting in accordance with the instructions specified on the proxy card. Proxies received without specific voting instructions, unless revoked before exercised, will be voted:

•	“For” each of the nominees for director listed in these materials and on the proxy;

•	“For” ratifying the appointment of Ernst & Young LLP as Plum Creek’s independent auditors; and

•	“Against” each of the stockholder proposals.

Proxies will be voted on such other matters as may properly come before the meeting or any adjournment thereof in the discretion of the appointed proxy holders.

Any person giving a proxy may revoke it at any time prior to its exercise. A proxy may be revoked either by filing an instrument of revocation with the Company’s Secretary, voting by telephone or Internet at a later date, or signing and submitting another proxy card with a later date. A proxy may also be revoked by voting in person at the meeting. If your shares of Plum Creek common stock are held in street name (in the name of a bank, broker or other nominee as the holder of record), you must obtain a proxy, executed in your favor, from the nominee holder of record to be able to vote in person at the Annual Meeting.

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxies, and any additional material that may be furnished to stockholders. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, the Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares of Plum Creek common stock. In addition to solicitation by mail, Directors, officers, or other employees of the Company, without extra remuneration, may solicit proxies in person or by telephone or facsimile. Georgeson Shareholder Communications, Inc. will assist Plum Creek in the solicitation of proxies for a fixed fee of $8,000 and reasonable out-of-pocket expenses, to be paid by the Company.

In accordance with Rule 14a-3(e)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless the Company receives instructions to the contrary, only one copy of the Company’s 2004 Annual Report and 2005 Annual Meeting Proxy Statement will be delivered to multiple stockholders sharing the same address. Upon written or oral request of any stockholder residing at a shared address to which a single copy of the 2004 Annual Report and 2005 Annual Meeting Proxy Statement was delivered, the Company hereby undertakes to deliver promptly to such stockholder a separate copy of such documents. Any such request may be made by telephone or in writing as follows: if by Telephone, call (800) 858-5347 (within the United States and Canada) or (206) 467-3600 (outside the United States and Canada, call collect); if in writing, address notifications to Investor Relations Department, 999 Third Avenue, Suite 4300, Seattle, Washington, 98104-4096. Stockholders sharing an address who would prefer to receive only one copy of the Company’s annual report or proxy statement in the future, or who would prefer to receive separate copies of such documents in the future, may notify the Company of their preference by following the instructions immediately above.

VOTE REQUIRED AND METHOD OF COUNTING VOTES

Under the Delaware General Corporation Law (“Delaware Law”) and the Company’s Amended and Restated Bylaws, the presence at the Annual Meeting, in person or by duly authorized proxy, of the holders of a majority of the outstanding shares of stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee, as record holder of shares of stock for a beneficial owner, votes on at least one proposal but not on another because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Each share of Plum Creek common stock entitles the holder to one vote on each of the four (4) proposals to be presented at the Annual Meeting.

For Proposal 1, the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Checking the box that withholds authority to vote for a nominee is the equivalent of abstaining. The nine (9) nominees who receive the greatest number of votes cast for the election of directors by shares that are entitled to vote and are present in person or by proxy at the Annual Meeting will be elected directors. In an uncontested plurality election, such as this, abstentions and broker non-votes have no effect, because approval by a specified percentage of shares outstanding or present at the meeting is not required.

For each of proposals 2, 3 and 4, the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required. An abstention or a broker non-vote, therefore, will have the same effect as a vote against the proposal.

ELECTION OF DIRECTORS

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Role of the Board of Directors

Pursuant to Delaware Law and the Company’s Amended and Restated Bylaws, the business, property and affairs of Plum Creek are managed under the direction of the Plum Creek Timber Company, Inc. Board of Directors (the “Board”). The current members of the Board are Rick R. Holley, Ian B. Davidson, Robin Josephs, David D. Leland, John G. McDonald, Robert B. McLeod, Hamid R. Moghadam, John H. Scully, Stephen C. Tobias and Carl B. Webb. Members of the Board are kept informed of Plum Creek’s business through discussions with Plum Creek’s officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board of Directors held four regularly scheduled meetings and no special meetings in 2004.

Director Independence

The Board of Directors has determined that each of the current directors standing for re-election, except for Rick R. Holley, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is therefore independent within the meaning of the Company’s director independence standards, which reflect exactly the New York Stock Exchange director independence standards as currently in effect.

With the assistance of its independent legal counsel, the Corporate Governance and Nominating Committee reviewed the written responses to annual questionnaires completed by the members of the Board, as well as the above-described legal standards for board of director and audit committee member independence. On the basis of this review, the Corporate Governance and Nominating Committee made its recommendation to the full Board, and the Board made its independence determinations after consideration of the Corporate Governance and Nominating Committee’s recommendation.

Board Committees

The Board of Directors has standing Audit, Corporate Governance and Nominating and Compensation Committees.

Compensation Committee. The Compensation Committee of the Board of Directors held seven meetings during 2004. The Compensation Committee is responsible for developing and modifying over time compensation policies and plans and recommending such policies and plans for approval, including the compensation policies and plans for the Company’s executive officers and directors. The Compensation Committee is also responsible for making recommendations to the Board concerning amendments to the compensation plans and, in certain instances, making amendments to such plans. The Committee also oversees the annual performance evaluation of the Company’s President and Chief Executive Officer, and is responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy materials. The current members of this Committee are Messrs. Tobias (Chairman), McLeod, Moghadam, Webb and Ms. Josephs.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee of the Board of Directors, which held six meetings during 2004, is responsible for both overseeing and coordinating many of the Company’s corporate governance practices, as well as advising the Board with respect to matters of Board composition and procedures, developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally. This Committee also oversees the annual evaluation of the Board and its committees. The current members of this Committee are Messrs. Scully (Chairman), Leland, McDonald and Moghadam.

Audit Committee. During 2004, the Audit Committee of the Board of Directors met nine times. The Audit Committee acts pursuant to a written charter, which was originally adopted by the Board during 2000, and was last revised in February of 2004. This Committee has the responsibility to appoint, terminate, replace, compensate and oversee the Company’s independent auditors, to review and approve the scope of the annual audit, to interview the independent auditors for review and analysis of the Company’s financial systems and controls, and to review the independence of, and pre-approve any audit or non-audit services provided by, the independent auditors.

Current members of the Audit Committee are Messrs. Davidson (Chairman), Leland and McDonald and Ms. Josephs. The Board of Directors has determined that the members of the Audit Committee are independent in accordance with both the New York Stock Exchange listing standards applicable to audit committee members and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. In addition, the Board has designated each of Mr. Davidson and Ms. Josephs as an “audit committee financial expert”, as that term is defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission.

Report of the Audit Committee

In connection with the Audit Committee’s review of the Company’s financial statements for the year ended December 31, 2004:

1.	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company;

2.	The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61;

3.	The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors’ independence; and

4.	Based on the review and discussions of the above three items, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Ian B. Davidson — Chairman

Robin Josephs, David D. Leland and John G. McDonald

Selection of Nominees to the Board of Directors

The Corporate Governance and Nominating Committee will consider nominee recommendations from stockholders. Stockholder recommendations must be in writing and addressed to the Chairman of the Corporate Governance and Nominating Committee, c/o Corporate Secretary, Plum Creek Timber Company, Inc., 999 Third Avenue, Suite 4300, Seattle, Washington, 98104-4096. If a stockholder intends to make a nomination at any Annual Meeting, the Company’s Amended and Restated Bylaws require that the stockholder deliver written notice to the Company not more than 90 days or less than 60 days prior to the anniversary date of the Company’s previous year’s Annual Meeting of stockholders. The notice must set forth, among other things: (1) the name and address of the stockholder who intends to make the nomination; (2) the name, age, address and principal occupation of the proposed nominee or nominees; (3) a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) the consent of each proposed nominee to serve as a director of the Company if so elected; and (5) the number of shares of common stock of the Company owned by the notifying stockholder and by the proposed nominee or nominees. These bylaw provisions afford the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications.

The Corporate Governance and Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Corporate Governance and Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above. From time to time the Committee engages firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified as a potential candidate by the Corporate Governance and Nominating Committee, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee requests information from the candidate, reviews the person’s accomplishments and qualifications in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

Mr. McLeod, who was appointed to the Board of Directors in June 2004, was recommended to the Corporate Governance and Nominating Committee for consideration by a non-management member of the Board of Directors.

Executive Session of the Board of Directors

In accordance with the Company’s Corporate Governance Guidelines, the Board’s independent directors meet in executive session four (4) times each year. The Chairperson of the Board, who must be an independent director under the Corporate Governance Guidelines, presides at, and sets the agenda for, each executive session of the independent directors. If the Board has not selected a Chairperson, then the Corporate Governance Guidelines require that the chair of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee each preside over the meetings of the independent directors in rotating order as decided by the other independent directors. Mr. Leland served as Chairman during 2004, and the Board has appointed Mr. Davidson to succeed Mr. Leland as Chairman effective, and contingent upon, his re-election to the Board at the 2005 Annual Meeting.

Communicating with the Board

Any person who wishes to notify or communicate with the entire Board of Directors, any individual director, or the independent directors as a group, may contact the Chairperson of the Board of Directors or the chair of any committee of the Board of Directors. Communications should be delivered to the following address, marked “confidential”, care of Corporate Secretary, Plum Creek Timber Company, Inc. 999 Third Avenue, Suite 4300, Seattle, Washington 98104. The Corporate Secretary reviews all such correspondence and will forward to the Chairman or committee chair, a copy of such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures were approved by the Board of Directors.

While directors are always welcome to attend each annual meeting of stockholders, the Board has no formal policy requiring such attendance. Two of the Company’s directors, Messrs. Holley and Leland, attended the 2004 annual meeting of stockholders held on May 4, 2004.

Code of Ethics and Other Corporate Governance Information

The Company maintains a Code of Conduct, which applies to each director and to all of the employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. In addition, each Board committee is governed by a charter. The Code of Conduct and the governing charters of the Audit, Compensation, and Corporate Governance and Nominating Committees, along with the Company’s Corporate Governance Guidelines, can be found on the Company’s website at www.plumcreek.com by clicking on “Investors,” and then “Corporate Governance”. Copies of these documents may be obtained by contacting the Company’s Investor Relations Department at 999 Third Avenue, Suite 4300,

Seattle, Washington 98104, or by calling (206) 467-3600. The Company will post any amendments to, or waivers from, its Code of Conduct (to the extent applicable to any director or any of the Company’s executive officers, including the chief executive officer, principal financial officer or principal accounting officer) at this location on its website.

Rick R. Holley, as President and Chief Executive Officer of the Company, submitted to the New York Stock Exchange on June 10, 2004 a certification stating that, as of that date, he was not aware of any violation by the Company of the New York Stock Exchange Corporate Governance Listing Standards. Mr. Holley and William R. Brown, as Executive Vice President and Chief Financial Officer of the Company, each made the certifications required by Section 302 of the Sarbanes-Oxley Act of 2002, which were filed as exhibits 31.1 and 31.2, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Non-Employee Director Compensation

The compensation package for non-employee directors is currently comprised of annual cash retainers, meeting fees and grants of common stock. Each director receives a $40,000 annual retainer for service to the Board. The Chairman of the Board receives an additional annual retainer of $30,000, the Chairman of the Audit Committee receives an additional annual cash retainer of $10,000, and the Chairman of the Compensation Committee, the Chairman of the Corporate Governance and Nominating Committee and members of the Audit Committee (other than the Chairman) each receives an additional annual retainer of $5,000. Each director also receives a $2,000 fee for attending regular meetings of the Board. Members of the Audit Committee receive a $2,000 fee for attending committee meetings, while members of the Corporate Governance and Nominating Committee and members of the Compensation Committee receive a $1,500 fee for attending committee meetings. Unless otherwise designated by the committee chair, each committee member receives one-half of the regular committee-meeting fee for attending committee meetings held telephonically. In addition to the foregoing cash fees, non-employee directors also receive 2,000 shares of restricted common stock. Directors have the choice to elect to take all or a portion of their Board fees in common stock of the Company, and may defer all or part of their fee compensation. Directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

PROPOSAL 1

Election of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

The Board of Directors is authorized under the Company’s Amended and Restated Bylaws to set, by resolution, the number of directors that comprises the Board of Directors. Mr. David D. Leland, whose term of office expires at the Annual Meeting of Stockholders, has indicated that he is retiring from service to the Board and has not, therefore, been nominated for re-election. In connection with Mr. Leland’s retirement, the Board has passed a resolution reducing the authorized number of directors from ten to nine, effective immediately upon the election of directors at the Annual Meeting of Stockholders.

The directors whose terms expire in 2005 and have been nominated for election to one-year terms of office expiring at the 2006 Annual Meeting, or until their successors are elected, are Rick Holley, Ian Davidson, Robin Josephs, John McDonald, Robert McLeod, Hamid Moghadam, John Scully, Stephen Tobias and Carl Webb.

In the absence of instructions to the contrary, the proxy holders will vote the proxies received by them for the election of Ms. Josephs and Messrs. Holley, Davidson, McDonald, McLeod, Moghadam, Scully, Tobias and Webb. Discretionary authority is reserved to cast votes for the election of a substitute should any of the nominees be unable or unwilling to serve as a director.

Each of the nominees has agreed to serve as a director if elected, and the Company believes that each of them will be available to serve.

The names and ages of the nominees and their principal occupations or employment during the past five years are set forth below.

Nominees for Election to One-Year Terms Expiring at the 2006 Annual Stockholder Meeting:

Rick R. Holley	53	Mr. Holley was elected to the Board of Directors of the Company on July 1, 1999 and has served as the Company’s President and Chief Executive Officer since July 1, 1999, the date of our conversion from a master limited partnership to a Real Estate Investment Trust, or REIT. Mr. Holley served from January 1994 through July 1999 as the President and Chief Executive Officer of Plum Creek Management Company, L.P. (the “Management Partnership”), the former general partner of Plum Creek Timber Company, L.P., the former master limited partnership and predecessor to the Company’s current operating partnership. From January 1994 through July 1999, he also served as a director of PC Advisory Corp I (the “General Partner”), the former general partner of the Management Partnership.

Ian B. Davidson	73	From December 1992 through July 1999, Mr. Davidson served as a director of the General Partner. Mr. Davidson was elected to the Board of Directors of the Company on July 1, 1999. Mr. Davidson is the chairman of the board of directors of Davidson Companies, the holding company that owns the brokerage firm DA Davidson & Co.

Robin Josephs	45	Ms. Josephs was appointed to the Board of Directors of the Company in July 2003. She was the founder and managing director of Ropasada, LLC, a private investment firm, from 1998 to 2005. Ms. Josephs was previously employed by Goldman Sachs from 1986 to 1996, where she served as a senior officer in their Real Estate Investment Banking Division and Equity Capital Markets Group, and prior to that served as an analyst for Booz Allen & Hamilton, Inc. in New York. Ms. Josephs also serves on the board of directors of iStar Financial, Inc. and Instinet Group Incorporated.

John G. McDonald	67	Professor McDonald was elected to the Board of Directors of the Company on July 1, 1999. Professor McDonald is a Professor of Finance at the Graduate School of Business at Stanford University, where he has been a faculty member since 1968, and where he holds the Stanford Investors Chair. Professor McDonald also serves as a director of Varian, Inc.; Scholastic Corp.; iStar Financial, Inc.; and eight mutual funds managed by Capital Research and Management Company.

Robert B. McLeod	62	Mr. McLeod was appointed to the Board of Directors of the Company in June 2004. He is the chairman of the board of directors and Chief Executive Officer of Newland Communities, a national developer of master planned communities.

Hamid R. Moghadam	48	Mr. Moghadam was elected to the Board of Directors of the Company on July 1, 1999. He is the Chief Executive Officer of AMB Property Corporation and chairman of its board of directors. Mr. Moghadam is also one of the founders of AMB (in 1983), which is one of the largest public REITs in the country focusing on high throughput distribution properties.

John H. Scully	60	Mr. Scully served as a director of the General Partner from November 1992 through July 1999, and was elected to the Board of Directors of the Company on July 1, 1999. Mr. Scully is managing director of SPO Partners & Co., a private investment firm that was an affiliate of the Management Partnership. Mr. Scully also serves as chairman of the board for Advent Software, Inc.

Stephen C. Tobias	60	Mr. Tobias was appointed to the Board of Directors of the Company in October 2001. Mr. Tobias has served as the Vice Chairman and Chief Operating Officer of Norfolk Southern Corporation since July, 1998, and as the Vice President of Norfolk Southern Railway Company since May, 2000, having served prior thereto as Executive Vice President-Operations of Norfolk Southern Corporation and Vice President and Chief Operating Officer of Norfolk Southern Railway Company. Mr. Tobias also serves as a director of Norfolk Southern Railway Company.

Carl B. Webb	55	Mr. Webb was appointed to the Board of Directors of the Company in October 2003. Mr. Webb served as President and Chief Operating Officer and director of Golden State Bancorp, Inc. and its wholly owned subsidiary California Federal Bank from 1994 to 2002. Prior to working at Golden State Bancorp, Inc., he was employed by First Madison Bank as President and Chief Executive Officer. Mr. Webb has served on the board of directors of First Nationwide Mortgage Corporation of Frederick, Maryland.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES ON THE ENCLOSED PROXY CARD. UNLESS INDICATED OTHERWISE, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s common stock as of March 25, 2005 for each director, each named executive officer and the directors and executive officers as a group. As of March 25, 2005, there was no person or entity known to the Company to beneficially own more than 5% of the Company’s common stock. The address of each person is c/o Plum Creek Timber Company, Inc., 999 Third Avenue, Suite 4300, Seattle, Washington, 98104-4096.

Name of Individual or Identity of Group	Number of Shares Beneficially Owned		Percent of Class

Directors

Ian B. Davidson	43,208	(a)	*
Rick R. Holley	699,308	(b)	*
Robin Josephs	14,200	(c)	*
David D. Leland	69,000	(d)	*
John G. McDonald	16,000	(e)	*
Robert B. McLeod	5,000	(f)	*
Hamid R. Moghadam	24,235	(g)	*
John H. Scully	207,230	(h)	*
Stephen C. Tobias	16,663	(i)	*
Carl B. Webb	11,355	(j)	*

Named Executive Officers

William R. Brown	129,794	(k)	*
Michael J. Covey	127,460	(l)	*
James A. Kraft	127,109	(m)	*
Thomas M. Lindquist	83,533	(n)	*
Directors & Executive Officers as a Group (18 persons including those named above)	1,533,641		*

*	Represents less than 1.0% of the outstanding shares of common stock, based on 183,921,739 shares of common stock outstanding as of March 25, 2005.

(a)	Includes 300 shares of common stock owned by Mr. Davidson’s wife. Also includes 12,000 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2005.

(b)	Includes 395,050 shares of common stock held by two employee benefits trusts with respect to which Mr. Holley, as President and Chief Executive Officer of the Company, has voting and dispositive power. Of this amount, Mr. Holley has a pecuniary interest in 178,676 shares, receipt of which has been deferred pursuant to an election under employee benefits plans. Mr. Holley disclaims beneficial ownership of the remaining shares of common stock held in each of the trusts. Also includes 250,000 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2005.

(c)	Includes 200 shares of common stock held in trust for the benefit of Ms. Josephs’ children and 3,000 shares of common stock held in a trust over which Ms. Josephs has voting and dispositive power. Also includes 9,000 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2005.

(d)	Includes 12,000 shares of common stock held by Mr. Leland’s wife. Also includes 12,000 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2005.

(e)	Includes 12,000 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2005.

(f)	Includes 3,000 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2005.

(g)	Includes 10,235 shares of common stock, receipt of which has been deferred pursuant to an election under a director stock ownership and deferral plan. Also includes 12,000 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2005.

(h)	Includes 188,230 shares of common stock held in a trust over which Mr. Scully has voting and dispositive power. Also includes 12,000 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2005.

(i)	Includes 2,663 shares of common stock, receipt of which has been deferred pursuant to an election under a director stock ownership and deferral plan. Also includes 12,000 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2005.

(j)	Includes 7,500 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2005.

(k)	Includes 43,039 shares of common stock, receipt of which has been deferred pursuant to an election under an employee benefits plan. Also includes 82,500 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2005.

(l)	Includes 43,086 shares of common stock, receipt of which has been deferred pursuant to an election under an employee benefits plan. Also includes 82,500 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2005.

(m)	Includes 77,203 shares of common stock, receipt of which has been deferred pursuant to an election under an employee benefits plan. Also includes 46,500 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2005.

(n)	Includes 52,500 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2005.

EXECUTIVE COMPENSATION

The following table sets forth a summary of compensation for the three years ended December 31, 2004 for the President and Chief Executive Officer and the Company’s four other most highly compensated executive officers for services rendered in all capacities. Annual compensation amounts are on an accrual basis and include amounts deferred at the officer’s election.

Summary Compensation Table

								Long Term Compensation
		Annual Compensation						Awards			Payouts
Name & Principal Position	Year	Salary ($)		(a) Bonus ($)		(b) Other Annual Compensation ($)		(c) Restricted Stock Awards ($)		Securities Underlying Options (#)	(d) LTIP Payouts ($)		(e) All Other Compensation ($)
Rick R. Holley President and Chief Executive Officer	2004 2003 2002	$ $ $	745,200 720,000 700,000	$ $ $	871,884 898,560 820,500		$69,820			100,000 100,000 100,000	$ $	1,875,118 1,580,000	$ $ $	54,995 43,290 38,857

Michael J. Covey Executive Vice President	2004 2003 2002	$ $ $	372,500 360,000 350,000	$ $ $	335,250 340,000 300,000	$ $	19,443 3,315			35,000 35,000 35,000	$ $	522,185 440,000	$ $ $	25,652 21,797 18,974

Thomas M. Lindquist Executive Vice President	2004 2003 2002	$ $ $	300,000 285,000 275,000	$ $ $	270,000 285,000 260,000		$6,628	$ $	280,757 283,500	35,000 35,000 35,000	$ $	178,015 150,000	$ $ $	9,445 19,036 13,870

William R. Brown Executive Vice President and Chief Financial Officer	2004 2003 2002	$ $ $	294,000 285,000 275,000	$ $ $	264,600 275,000 256,000		$21,212			35,000 35,000 35,000	$ $	569,685 480,000	$ $ $	42,403 26,839 17,511

James A. Kraft Senior Vice President, General Counsel and Secretary	2004 2003 2002	$ $ $	277,000 270,000 268,000	$ $ $	249,300 270,000 249,000		$15,467			18,000 18,000 20,000	$ $	415,389 350,000	$ $ $	19,660 18,193 16,254

(a)	The amounts under the Bonus column of the Summary Compensation Table represent cash payments under the Plum Creek Annual Incentive Plan.

(b)	The amounts under the Other Annual Compensation column of the Summary Compensation Table for 2004 represent interest earned on the cash portion and dividends paid on the stock portion of the second half of the settlement value of the 2000 value management award, which is described in more detail in footnote (d) to the Summary Compensation Table. The amount for 2002 represents reimbursement for certain taxes incurred in connection with a relocation expense for Mr. Covey.

(c)	The amounts under the Restricted Stock Awards column of the Summary Compensation Table represent the market value of restricted shares of Plum Creek common stock based on the closing price of the stock on the respective dates of grant. As of December 31, 2004, Mr. Lindquist had been awarded 19,312 restricted shares of Plum Creek common stock, representing an aggregate market value of $742,353, based on the closing price of the stock on December 31, 2004. The restrictions on these shares of common stock lapsed on December 31, 2004, and each share earned dividends as they were declared and paid by the Board of Directors during the restricted period.

(d)

The amounts under the LTIP (long-term incentive plan) Payouts column of the Summary Compensation Table for 2004 represent the dollar value of the second half payment in 2004 of value management awards granted in 2000 under the Plum Creek Stock Incentive Plan (the “Stock Plan”). The amounts for 2003 represent the dollar value of the first half payment in 2003 of the same value management awards. Under the terms of the 2000 value management awards, each award unit was earned at a percentage of face value depending upon the achievement of a measure of total stockholder return at the end of the three-year performance period on December 31, 2002 relative to a peer group of forest product companies selected by the Company’s Compensation Committee. Due to the Company’s strong relative performance, the maximum value of $200 per unit for the 2000 value management award grant was achieved. The terms of the 2000 value management awards also provided that: (i) fifty-percent (50%) of the settlement value was to be paid at the beginning of the year following the performance period, and the remaining fifty-percent (50%) was to be paid one year later; and (ii) the total settlement value is paid fifty-percent (50%) in cash and fifty-percent (50%) in Plum Creek common stock. The first half of the award was paid in February of 2003 and the second half was paid in February 2004. The number of shares comprising the entire stock portion of the settlement value was fixed on January 31, 2003. Therefore, the difference in the amounts paid in 2003 and 2004 is due to the increase in market value of Plum Creek common stock.

(e)	The amounts under the All Other Compensation column of the Summary Compensation Table include matching thrift contributions in the Plum Creek qualified Thrift and Profit Sharing Plan and interest accrued on earned dividend equivalents related to vested stock options. Matching thrift contributions for 2004 for Messrs. Holley, Covey, Lindquist, Brown and Kraft were $12,411, $12,396, $9,385, $12,600 and $13,250, respectively. Interest accrued during 2004 on earned dividend equivalents related to vested stock options for Messrs. Holley, Covey, Lindquist, Brown and Kraft were $47,944, $14,656, $640, $16,008 and $8,487, respectively. Matching thrift contributions for 2003 for Messrs. Holley, Covey, Lindquist, Brown and Kraft were $13,800, $12,950, $19,036, $16,945 and $12,990, respectively. Interest accrued during 2003 on earned dividend equivalents related to vested stock options for Messrs. Holley, Covey, Lindquist, Brown and Kraft were $29,490, $8,847, $0, $9,894, and $5,203, respectively. Matching thrift contributions for 2002 for Messrs. Holley, Covey, Lindquist, Brown and Kraft were $14,375, $11,630, $13,870, $9,142, and $11,950, respectively. Interest accrued during 2002 on earned dividend equivalents related to vested stock options for Messrs. Holley, Covey, Lindquist, Brown and Kraft were $24,482, $7,344, $0, $8,369 and $4,304, respectively.

Grants of Stock Options in 2004

The following table sets forth information on stock option grants during the fiscal year 2004 to the named executive officers. The options set forth in the table below were granted on February 2, 2004.

Name	(a) Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	(b) Grant Date Present Value
Rick R. Holley	100,000	21.0%	$30.91	2/2/14	$513,000
Michael J. Covey	35,000	7.0%	$30.91	2/2/14	$179,550
Thomas M. Lindquist	35,000	7.0%	$30.91	2/2/14	$179,550
William R. Brown	35,000	7.0%	$30.91	2/2/14	$179,550
James A. Kraft	18,000	3.8%	$30.91	2/2/14	$ 92,340

(a)	Each of the options reflected in this table was granted to the respective named executive officer under the Amended and Restated Plum Creek Stock Incentive Plan. Each stock option has a ten-year term, an exercise price equal to the fair market value of the Company’s common stock on the date of grant and vests in equal amounts over four years from the date of grant.

Dividend equivalents have been granted in tandem with each option granted in 2004 to the named executive officer. Under the terms of the 2004 awards as determined by the Compensation Committee, dividend equivalents represent the right, subject to the attainment of certain Company performance goals, to receive a percentage of the per-share dividend paid by the Company over a five-year performance period multiplied by the number of unexercised stock options. Each year during the five-year performance period, a participant may be eligible to earn a percentage of the Company’s current year dividend plus a percentage of prior year unearned dividends to the extent that the Company’s total shareholder return on an annualized basis is at least 5.5% at the end of any such year. The total shareholder return computation consists of the

Company’s stock price appreciation plus dividends paid. The specific percentage to be applied to any such earned dividends for a given year of the performance period is contingent upon the Company’s performance for that year measured against the performance of a peer group of companies and specified market indexes. Dividends are earned in whole or in part based on a sliding scale. If the Company’s total shareholder return is below the 50th percentile of the peer group and market indexes, then the percentage amount is zero. If the Company’s total shareholder return is at or above the 75th percentile, the full amount of the dividend is earned. If the Company’s relative performance is between the 50th and the 75th percentile, dividend equivalents are valued based on a sliding scale between 50% and 100% of the dividends paid during the year.

Payments related to any earned dividend equivalents are made at the end of the five-year performance period. Unless otherwise specified by the participant, each payment is paid in cash, except that any officer who does not meet the Company’s stock ownership guidelines is required to receive up to half of the payment value in the Company’s common stock. If a participant terminates employment prior to the end of the five-year performance period, a cash payment is made for any performance goals achieved in connection with vested stock options until the associated stock option has expired under the terms of the award. Payment related to unvested stock options and performance goals achieved after termination of the expiration of the associated stock option are forfeited. As of December 31, 2004, the following amounts had been earned by Messrs. Holley, Covey, Lindquist, Brown and Kraft, respectively, in connection with dividend equivalents related to the vested portion of stock options: $1,625,000, $544,400, $100,100, $541,900 and $292,800.

(b)	The value of each stock option for purposes of this table is $5.13. The value was calculated using the Black-Scholes stock option valuation methodology, and used the grant date of February 2, 2004 and an option price of $30.91 in the applied valuation model. It also assumed a risk-free rate of return of 3.7%, a dividend yield of 4.5%, and a stock price volatility of 24%. Options have an exercise period of ten years, but the estimated effective option life is approximately seven years, taking into account the four-year vesting schedule.

Aggregate Option Exercises in 2004 and Year-End Option Values

The following table sets forth information on the exercise of stock options during fiscal year 2004 by each of the named executive officers and the value of unexercised options at December 31, 2004.

	Shares Acquired (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Rick R. Holley	100,000	$625,077	150,000	250,000	$1,764,500	$2,734,500
Michael J. Covey	30,000	$367,860	48,750	86,250	$ 571,863	$ 941,838
Thomas M. Lindquist	0	0	26,250	78,750	$ 297,588	$ 850,413
William R. Brown	35,000	$217,844	48,750	86,250	$ 571,862	$ 941,838
James A. Kraft	17,500	$114,640	28,000	46,000	$ 326,350	$ 500,950

The value realized on exercised stock options is based on the difference between (x) the actual sale price of common stock on the date and the time of exercise multiplied by the total number of options exercised, less (y) the exercise price. The value of unexercised stock options is based on the difference between the exercise price of the options and $38.44, the fair market value of Plum Creek common stock on December 31, 2004.

Long Term Incentive Plan Awards

Value Management Awards Table

The following table sets forth information about certain value management awards granted to each of the named executive officers on March 15, 2004 under the Plum Creek Amended and Restated Stock Incentive Plan (the “Amended Stock Plan”).

Name	Number of Units	Performance Period Until Maturation
Rick R. Holley	12,500	12/31/06
Michael J. Covey	4,500	12/31/06
Thomas M. Lindquist	4,000	12/31/06
William R. Brown	2,400	12/31/06
James A. Kraft	2,000	12/31/06

A value management award is an incentive compensation award that is contingent upon achievement of specified performance goals during a three-year performance period. These performance goals are determined by the Compensation Committee of the Board of Directors, and are tied directly to total stockholder return relative to a peer group of forest product companies and specified market indexes selected by the Compensation Committee. As defined in the Amended Stock Plan, total stockholder return is a computation consisting of stock price appreciation (or depreciation) plus dividends paid, as calculated by the Compensation Committee in its reasonable discretion. Value management awards are earned in whole or in part based on a sliding scale. No value management award is earned if the Company’s total stockholder return is below the 50th percentile of the peer group and market indexes. Two times the face value of the value management award is earned if the corporation’s total stockholder return is at or above the 75th percentile.

For each value management award, the Compensation Committee has specified a $100 per unit face value and the following performance goals and corresponding award amounts:

Total Stockholder Return	Value Management Award Earned
At or above the 75th percentile	200% of face value
Between the 50th and 75th percentiles	Sliding scale between 0 and 200%
Below the 50th percentile	0% of face value

Upon a determination by the Compensation Committee that the performance goals have been achieved, appropriate amounts (as determined pursuant to each award and the Amended Stock Plan) are paid out at the beginning of the 4th year following grant of the award. Unless otherwise specified by the award recipient, each payment is paid entirely in cash, except that any officer who does not meet the Company’s stock ownership guidelines is required to receive up to half of the settlement value in Plum Creek common stock.

Equity Compensation Plan Information

The following table summarizes options and other rights outstanding under Plum Creek’s equity based compensation plans as of December 31, 2004:

Plan category	Securities to be issued upon exercise (a)	Weighted-average exercise price (b)	Securities available for future issuance (c)
Equity compensation plans approved by security holders	1,727,391	$27.33	10,034,335
Equity compensation plans not approved by security holders (d)	—	—	—

(a)	Number of securities to be issued upon exercise of outstanding stock options.

(b)	Weighted-average exercise price of outstanding options.

(c)

Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a). Represents shares available for future issuance under the Amended Stock Plan.

At December 31, 2004, 2.4 million shares of the 12.4 million shares available for issuance under the Amended Stock Plan have been used for the grant of non-qualified stock options, the grant of restricted stock or payment of vested value management awards. The number of shares to be issued in connection with dividend equivalents and value management awards is not determinable until after the end of their respective performance periods.

(d)	On October 6, 2001, five subsidiary corporations of Georgia-Pacific Corporation, which collectively held all of the assets and liabilities representing a former operating division of Georgia-Pacific known as The Timber Company, merged with and into the Company (“The Timber Company Merger”). As of December 31, 2004, there are 636,090 outstanding options to acquire Plum Creek common stock that were issued originally under the Georgia-Pacific long-term incentive plans as options to acquire Georgia-Pacific’s Timber Company stock. These stock options have a weighted average exercise price of $16.01 per common share and were assumed by the Company in connection with The Timber Company Merger. Although the Company’s stockholders did not separately approve the assumption of these stock options, the stockholders did approve each of The Timber Company Merger and the related merger agreement (and all of the transactions contemplated by the merger agreement, including the company’s assumption of the stock options). No additional Plum Creek stock options may be granted under the Georgia-Pacific long-term incentive plans as a result of The Timber Company Merger.

Pension Plan

Estimated annual benefit levels under the Plum Creek pension plan (“Pension Plan”), based on earnings and years of credited service at age 65, are as follows:

Final Average Earnings	Years of Credited Service
	15	20	25	30
$ 100,000	$ 21,803	$ 29,070	$ 36,338	$ 43,605
$ 300,000	$ 69,803	$ 93,070	$116,338	$ 139,605
$ 500,000	$117,803	$157,070	$196,338	$ 235,605
$ 700,000	$165,803	$221,070	$276,338	$ 331,605
$ 900,000	$213,803	$285,070	$356,338	$ 427,605
$1,100,000	$261,803	$349,070	$436,338	$ 523,605
$1,300,000	$309,803	$413,070	$516,338	$ 619,605
$1,500,000	$357,803	$477,070	$596,338	$ 715,605
$1,700,000	$405,803	$541,070	$676,338	$ 811,605
$1,900,000	$453,803	$605,070	$756,338	$ 907,605
$2,100,000	$501,803	$669,070	$836,338	$1,003,605

Benefit accruals under the Pension Plan are based on the gross amount of salary and incentive bonuses, but excluding all commissions and other extra or added compensation or benefits of any kind or nature. Also excluded is the value of any payout of a value management award or dividend equivalent right. Benefit amounts in the table above are shown as a single life annuity at age 65.

The Pension Plan formula for retirement at age 65 is 1.1% of the highest five consecutive-year average earnings, plus 0.5% of the highest five consecutive-year average earnings in excess of one-third of the OASDI taxable wage base in effect during the year of termination, times the number of years of credited service up to a maximum of 30 years. An early retirement supplement equal to 1% of the highest five consecutive-year average earnings up to one-third of the OASDI taxable wage base in effect in the year of termination, times the number of years of credited service up to a maximum of 30 years, is payable until age 62. Both the basic benefit and the supplement benefit are reduced by 2% for each year the employee’s actual retirement date precedes the date the employee would have attained age 65, or the date the employee could have retired after attaining age 60 with 30 years of credited service, if earlier. In addition, the basic benefit and the supplemental benefit will be reduced by:

•	any previously distributed benefits earned under the Burlington Resources Inc. Pension Plan, in which participation was terminated on December 31, 1992 for the officers of Burlington Resources Inc., a former general partner of Plum Creek Timber Company, L.P., the former master limited partnership and predecessor to the Company’s current operating partnership; and

•	any previously distributed units earned between 1991 and 1993 under the Plum Creek Management Company Key Employee Unit Award Plan as set forth in the Plum Creek Key Employee Supplemental Pension Plan.

Years of service under the Pension Plan at age 65 for Messrs. Holley, Covey, Lindquist, Brown and Kraft would be 30, 30, 24, 26 and 30, respectively. Years of service under the Pension Plan as of December 31, 2004 for Messrs. Holley, Covey, Lindquist, Brown and Kraft were 22, 22, 3, 14 and 21, respectively.

In lieu of the benefit described above, an enhanced benefit will be payable to Mr. Holley if he retires after attaining age 55. This enhanced benefit equals 50% of his highest five consecutive-year average earnings at age 55, increased by 2% for each year Mr. Holley continues working beyond age 55 (to a maximum of 5 years), and reduced by the previously distributed benefits under the Burlington Resources Inc. Pension Plan and Mr. Holley’s estimated primary Social Security benefit. Estimated annual enhanced benefit levels are as follows:

Final Average Earnings	Retirement Age
	55	60 and Over
$ 100,000	$ 50,000	$ 60,000
$ 300,000	$ 150,000	$ 180,000
$ 500,000	$ 250,000	$ 300,000
$ 700,000	$ 350,000	$ 420,000
$ 900,000	$ 450,000	$ 540,000
$1,100,000	$ 550,000	$ 660,000
$1,300,000	$ 650,000	$ 780,000
$1,500,000	$ 750,000	$ 900,000
$1,700,000	$ 850,000	$1,020,000
$1,900,000	$ 950,000	$1,140,000
$2,100,000	$1,050,000	$1,260,000

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

During 2004, Mr. Lindquist was a party to a contract with the Company governing the terms of his employment as an executive officer. In addition to establishing his initial base salary and bonus potential, the contract provided for an initial grant of 35,000 stock options (including an equal number of dividend equivalents) and 1,500 value management award units, along with 19,312 shares of restricted Plum Creek common stock. The shares of restricted stock carried a three-year vesting period which expired on December 31, 2004, and were granted both as part of the recruiting process and in lieu of forgone bonus and long-term incentive payments from his previous employer. Under the terms of the contract, Mr. Lindquist was eligible to receive a discretionary stock incentive award at the end of his third year of employment with the Company, not to exceed $250,000 in value, depending upon individual performance and contribution to the Company. Pursuant to this incentive award, Mr. Lindquist received a cash payment of $200,000 (in lieu of stock) on January 31, 2005. The contract also provided that if Mr. Holley were no longer employed by the Company at the end of the three-year performance period, Mr. Lindquist would have been entitled to receive shares of the Company’s common stock at least equal in value to $100,000.

Each of the named executive officers and directors of the Company is a participant in the Amended Stock Plan, which contains specific termination and change-in-control provisions. According to the terms of the plan, if a plan participant were terminated by the Company within one year following a change-in-control of the Company for any reason other than cause, death or disability, or if a plan participant were to resign for good reason (as defined in the plan) within one year following a change-in-control of the Company, then: (1) all unvested stock options held by the plan participant would become fully vested and exercisable; (2) all dividend equivalents previously credited to the plan participant would be paid to the participant within ten (10) business days of such termination; (3) all restrictions applicable to any shares of restricted stock or restricted stock units would lapse; and (4) the maximum performance goal measure for each value management award would be deemed to have been achieved, and a pro rata amount (based on the number of months elapsed with respect to each performance period) of each award would be paid in cash to the plan participant within ten (10) business days of such termination.

RELATED PARTY TRANSACTIONS

None.

INDEBTEDNESS OF MANAGEMENT

None.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No person who served as a member of the Compensation Committee during 2004 has any compensation committee interlocks or other insider participation to report. Ms. Josephs and Messrs. Tobias (Chairman), McLeod, Moghadam and Webb served as members of the Compensation Committee during 2004.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors, consisting entirely of independent non-employee directors, has furnished the following report on executive compensation:

Compensation Philosophy

The philosophy of the Company’s compensation programs is to enhance the Company’s performance and stockholder value by aligning the financial interests of the Company’s executives and senior managers with those of its stockholders, while keeping the overall compensation packages competitive. This philosophy is implemented by providing competitive base salaries as well as annual incentives. The annual incentive plan is based primarily on performance against a financial target of funds from operations (generally defined as net income plus non-cash charges equal to depletion, depreciation and amortization, and the cost basis for lands sold), achievement of strategic objectives for the Company and individual management performance. The long-term incentive plan is based on both absolute and relative total stockholder return measures (with relative performance compared to the Company’s peer group and specified market indexes). The compensation package for officers includes a number of components that are designed to align individual compensation with the short-term and long-term performance of the Company. The compensation package for each of the officers in 2004 consisted of four elements: (1) base salary, (2) annual incentive-based bonus (3) long-term incentive plan and (4) various other benefits.

The Committee engages a nationally recognized, independent third party consulting firm to provide the Committee with relevant market data and advice relating to compensation matters. The consulting firm reports directly to the Compensation Committee. The Committee believes that the total compensation package for the Company’s officers is consistent with the recommendations of the independent consulting firm.

Base Salary

It is the Company’s objective to pay base salaries at levels that are competitive (at or near the median) with those paid to senior executives of companies in both the forest products industry and general industry based on tenure, individual experience, responsibilities and other factors. The Committee believes that this is necessary to attract and retain the executive management required to lead the Company. Industry, peer group and national survey results are considered in making salary determinations. Salaries, as well as other elements of total compensation, are reviewed annually in connection with performance reviews. Rick Holley, as President and Chief Executive Officer, reviews each other executive’s performance on an annual basis and makes salary recommendations to the Compensation Committee. The Compensation Committee independently reviews these recommendations and approves, with any modifications it deems appropriate, the annual salary for each executive.

Annual Incentive, Stock Option and Performance Based Plans

In 1999, the Compensation Committee recommended, and the Board approved, adoption of the Plum Creek Annual Incentive Plan (the “AIP”) and the Plum Creek Stock Incentive Plan. The Stock Incentive Plan was presented to, and approved by, the Company’s stockholders at the Company’s 2000 Annual Meeting. In 2004, the stockholders approved an amendment and restatement of the Stock Incentive Plan at the 2004 Annual Meeting of Stockholders (the “Amended Stock Plan”). The primary reason for adopting these plans and for continuing them is to provide a compensation program that attracts, retains and rewards executive talent.

Annual Incentive Compensation

Each officer was provided an opportunity during fiscal year 2004 to earn an annual incentive bonus under the AIP based upon the Company’s performance. The 2004 incentive bonus potential for the Company’s officers, other than the Chief Executive Officer, was 100% of each officer’s year-end base salary. As discussed below, the Chief Executive Officer’s 2004 incentive bonus potential was 130% of his year-end base salary. The AIP bonus was calculated at year-end based on the Company’s performance against its financial target of funds from operations and strategic objectives, each of which were established by the Compensation Committee at the beginning of the fiscal year. At the end of the fiscal year, the Compensation Committee reviewed the Company’s performance against these pre-established goals, along with individual management performance, and used the results of this review process to determine each officer’s AIP bonus amount. Based on that review, the Compensation Committee determined that 90% of AIP bonus potential was earned for each of the Company’s executive officers, including the Chief Executive Officer, and was paid entirely in cash.

Stock Incentive Plan

The Amended Stock Plan provides for the grant of stock options, restricted stock and restricted stock units, dividend equivalents and value management awards. Grants of stock options, dividend equivalents and value management awards under the Stock Incentive Plan are designed to provide long-term incentives for executive officers and senior managers that are directly linked to the enhancement of long-term stockholder value.

Dividend equivalents represent the right to receive a payment equal in value to the per-share dividend paid on each share of common stock underlying awarded stock options. In 2004, the Committee approved certain changes to the terms of dividend equivalent awards. For awards granted in each of the years 2000 through 2003, dividend equivalents are earned only if the Company achieves a total stockholder return (stock price appreciation plus dividends paid) of 13% on an annualized basis over a five-year performance period, regardless of the Company’s relative performance as compared to that of peer companies. For dividend equivalents granted in 2004 and 2005, a sliding scale percentage of 0 to 100% of dividend equivalents are earned during each year of the five-year performance period only if the Company’s total stockholder return, on an annualized basis, is at least 5.5% at the end of any such year. If the Company fails to reach this target for a particular year, then no dividend equivalents are earned for such year unless the total stockholder return in a subsequent year of the performance period equals or exceeds the target on an annualized basis. Once the target is met and dividend equivalents may be earned, the specific percentage to be applied to any such dividend equivalents is based upon the Company’s relative performance measured against the performance of a peer group of companies and relevant market indexes, including the S&P 500 Index and the Morgan Stanley REIT Index. If the Company’s performance in a given year falls below the 50th percentile, then notwithstanding the Company’s achievement of the target stockholder return, no dividend equivalents can ever be earned for that year, regardless of subsequent relative performance in subsequent years of the performance period. The Committee approved these changes to the dividend equivalent plan to reflect current market returns and to add relative performance goals that are measured against appropriate industry and broader market benchmarks.

Since the original adoption of the plan in May of 2000, the Committee has exercised its discretion to grant to each executive officer each year stock options and tandem dividend equivalents, while value management awards were granted every other year from 2000 to 2003. In 2004, the Committee approved a change to the value management award grant cycle from every other year to every year. In connection with this change, the Committee granted to each executive officer approximately one-half the number of value management awards that had been granted in 2003. The Committee approved this change to better tie the value management award portion of the long-term incentive compensation package with the stock option and dividend equivalent award components.

The Compensation Committee selects the executive officers to receive awards under the Amended Stock Plan, and determines the amounts of each award to be granted. The size of the individual option and value management award grants is generally intended to reflect the officer’s position within the Company and his or her performance and contributions to the Company. In 2004, the Committee approved the grant of stock options and tandem dividend equivalents to the executive officers ranging from 10,000 to 100,000 stock options and dividend equivalents, and value management awards ranging from 1,000 to 12,500 units. The Committee based the amount of each grant on each officer’s overall responsibility and performance, as well as the amount of total compensation for such officer including such officer’s long-term incentive award.

CEO Compensation

The Compensation Committee adheres to the same general compensation principles described above to determine Mr. Holley’s compensation as President and Chief Executive Officer. Mr. Holley’s base salary was set at $745,200 for fiscal year 2004 and will remain the same for 2005. For 2004, Mr. Holley’s potential incentive cash bonus under the AIP was 130% of his base salary. Mr. Holley was awarded an incentive cash bonus under the AIP for fiscal 2004 equaling 90% of his bonus potential, based on the Compensation Committee’s assessment of the Company’s performance with respect to its financial and strategic goals, and Mr. Holley’s contributions in that regard. In February 2005, the Committee also approved a grant to Mr. Holley of 95,000 stock options and tandem dividend equivalents, and 12,500 value management award units based on the same criteria used to determine the long-term incentive award grant in 2004.

Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes

The Internal Revenue Code precludes the Company from taking a deduction for compensation in excess of $1 million. Certain performance-based compensation is specifically exempt from the deduction limit. The Company’s policy is to qualify, to the extent reasonable, the compensation of executive officers for deductibility under the Code.

However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to further the Company’s success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction may be necessary in some circumstances. The Stock Incentive Plan is designed to qualify as a performance-based plan within the meaning of the Code so as to preserve the deductibility of compensation.

Stephen C. Tobias — Chairman

Robin Josephs, Hamid R. Moghadam, Robert B. McLeod and Carl B. Webb

COMPANY STOCK PRICE PERFORMANCE

The following graph shows a five-year comparison of cumulative total stockholder returns for the Company, the Standard & Poor’s 500 Composite Index and the Standard & Poor’s Paper and Forest Product Stock Index for the five years ending December 31, 2004. The total stockholder return assumes $100 invested at the beginning of the period in the Company’s common stock, the Standard & Poor’s 500 Composite Index and the Standard & Poor’s Paper and Forest Product Stock Index. It also assumes reinvestment of all dividends.

Total Stockholder Return for the Previous 1 Year:

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004
Plum Creek Timber	14.16%	20.64%	-12.07%	36.39%	31.76%
S&P Paper and Forest Product Stock Index	-18.11%	2.40%	-14.44%	37.83%	9.93%
S&P 500 Index	-9.11%	-11.88%	-22.09%	28.67%	10.86%

Indexed Total Return: Stock Price Plus Reinvested Dividends

	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004
Plum Creek Timber	$100.00	$114.16	$137.72	$121.10	$165.17	$217.63
S&P Paper and Forest Product Stock Index	$100.00	$81.89	$83.86	$71.74	$98.89	$108.71
S&P 500 Index	$100.00	$90.89	$80.09	$62.40	$80.28	$89.00

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation and the preceding Company Stock Price Performance Graph shall not be incorporated by reference into any such filings; nor shall such Report or Graph be incorporated by reference into any future filings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, certain officers of the Company and persons who hold more than 10 percent of the Company’s common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of and transactions in the Company’s securities, and furnish the Company copies of all such reports they file. Based upon the copies of those reports furnished to the Company, and written representations that no other reports were required to be filed, the Company believes that all reporting requirements under Section 16(a) of the Exchange Act for the year ended December 31, 2004 were met in a timely manner by its executive officers, Board members and greater than 10 percent stockholders.

PROPOSAL 2

Ratify Appointment of the Independent Auditors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Ernst & Young LLP (“Ernst & Young”) currently serves as the Company’s independent auditors, and that firm conducted the audit of the Company’s accounts for the year 2004. The Audit Committee appointed Ernst & Young in February of 2005 to serve as independent auditors to conduct an audit of the Company’s accounts for the year 2005. A representative of Ernst & Young is expected to attend the Annual Meeting and be available to respond to appropriate questions and have the opportunity to make a statement if he or she desires to do so.

Selection of the Company’s independent auditors is not required to be submitted to a vote of the stockholders of the Company for ratification. However, the Board of Directors is submitting this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young, and it may retain that firm or another without re-submitting the matter to the Company’s stockholders. Even if the stockholders ratify the appointment of Ernst & Young, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFYING THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS ON THE ENCLOSED PROXY CARD.

INDEPENDENT AUDITORS

Fees to the Independent Auditors for 2003 and 2004

Ernst & Young billed the Company for the following services during the years ended December 31, 2003 and December 31, 2004:

	2003	2004
Audit Fees (a)	$489,707	$1,408,349
Audit Related Fees (b)	$81,550	$5,340
Tax Fees (c)	$510,082	$144,456
All Other Fees (d)	$150,000	$425,000
Total Fees	$1,231,339	$1,983,145

(a)	For 2004, the increase was due principally to incurrence of $699,200 in fees for services related to audits of internal controls under the Sarbanes-Oxley Act of 2002 and related SEC rules.

(b)	For 2003, principally audits of employee benefit plans. For 2004, principally consulting services relating to internal controls.

(c)	For 2003, tax planning and research in the amount of $295,362, and tax compliance services (including U.S. federal returns) and tax examination assistance in the amount of $214,720. For 2004, tax planning and research in the amount of $52,929, and tax compliance services (including U.S. federal returns) and tax examination assistance in the amount of $91,52.

(d)	For each of 2003 and 2004, tax legislation consulting services for the American Jobs Creation Act of 2004. These services were completed in 2004.

All of the services provided by the independent auditors in 2003 and 2004 were pre-approved by the Audit Committee, which concluded that the provision of such services by the independent auditors was compatible with the maintenance of its independence in the conduct of its auditing functions. Consistent with the terms of its charter, the Committee is required to pre-approve all audit and non-audit services provided by the independent auditors. The Committee may delegate its pre-approval responsibility to a single member of the Committee, provided that any pre-approval decisions made by any such single Committee member is presented to the full Committee at its next scheduled meeting. This responsibility has been delegated to Mr. Davidson, the Chairman of the Committee, with respect to services to be provided prior to any scheduled meeting of the Committee.

PROPOSAL 3

Stockholder Proposal

ProxyVote Plus, located at Two Northfield Plaza, Northfield, IL 60093, acting on behalf of the United Association S&P 500 Index Fund, owner of 15,035 shares of common stock, has notified the Company that it intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Company has no responsibility, is set forth below.

Stockholder Statement

Resolved: That the shareholders of Plum Creek Timber Co [sic] (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election reform.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

Company Statement

Plum Creek has always had an effective Board of Directors and sound corporate governance practices. This is a direct result of the Company’s history of electing to its Board of Directors, by a plurality vote, people from diverse backgrounds who possess the highest integrity and keen business judgment – the caliber of individuals that the Company’s stockholders deserve to oversee the Company’s business affairs. Currently, all Board members, except the Company’s President and Chief Executive Officer, meet the standards for independence under the New York Stock Exchange corporate governance rules. No member of the Plum Creek Board of Directors has ever been elected to office with less than 75% support of the voting stockholders.

This proposal has been submitted to many large public companies in recent years, but according to data collected by Georgeson Shareholder Communications, Inc., stockholders have generally not supported it. The Board believes that the reason for this lack of support is that implementing this voting requirement could be very disruptive. A majority vote threshold could compromise a board’s overall effectiveness by potentially making it more difficult for stockholders to elect a full board, particularly in a contested election. In that scenario, a splitting of the votes could very well result in neither candidate receiving the required vote. It is also possible that an entire slate of candidates might not be elected.

Plum Creek’s Board of Directors, based on recommendations from the Corporate Governance and Nominating Committee, determines the number of directors it needs to staff the Board’s committees and to address the Board’s workload. A majority vote requirement could put the Board in the position of having an insufficient number of directors to carry out the Board’s work. Implementing the proposal could also have the unintended consequence of increasing the cost of soliciting stockholder votes. The Company may need to employ a proactive solicitation, a second mailing or other strategies to obtain the required vote. The end result would be a significant increase in costs to the Company to carry out board elections. The Board does not believe that this would be a wise expenditure of the Company’s resources.

The Board of Directors is of the opinion that the plurality vote standard has provided the Company a reliably sound mechanism for electing to the Board of Directors individuals of the highest caliber who are committed to strong corporate governance practices and delivering long-term stockholder value. However, while the plurality vote requirement is currently the accepted standard for the election of directors of publicly traded companies like Plum Creek, the Corporate Governance and Nominating Committee will continue to consider the matter and confer with the Board if a change becomes necessary or advisable. For now, the Board does not believe that altering the vote requirement for director elections would result in a more effective Board, but instead poses several drawbacks. For these reasons, the Board recommends that you vote “AGAINST” the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THIS PROPOSAL AND RECOMMENDS THAT YOU VOTE “AGAINST” IT ON THE ENCLOSED PROXY CARD.

PROPOSAL 4

Stockholder Proposal

The Massachusetts State Carpenters Pension Fund, located at 350 Fordham Road, Wilmington, MA 01887, owner of 4,000 shares of common stock, has notified the Company that it intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Company has no responsibility, is set forth below.

Stockholder Statement

Resolved: That the shareholders of Plum Creek Timber Co., Inc. [sic] (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium options price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in construction the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all to often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

Company Statement

The Board’s Compensation Committee, comprised exclusively of independent directors, is responsible for, among other things, discharging the Board’s responsibility relating to executive compensation programs and policies. The Committee has designed Plum Creek’s long-term executive compensation program to facilitate the recruitment and retention of executives; emphasize long-term, at risk and variable compensation; and effectively align management and stockholder interests. Long-term incentive compensation at Plum Creek consists, in part, of stock options granted under the Plum Creek Amended and Restated Stock Incentive Plan (the “Amended Stock Plan”), which was approved by the Company’s stockholders at last year’s annual meeting on May 4, 2004. Grants of stock options are subject to a four-year vesting period, consistent with the long-term nature of the compensation. After careful consideration, the Board has determined that the proposal to require the Compensation Committee to use performance-based stock options, rather than fixed-price stock options, is not in the best interests of Plum Creek or its stockholders for the reasons discussed below.

Fixed price stock options are directly aligned with stockholders’ interests, while indexed options, in some circumstances, may not be. The exercise price of stock options granted under the Amended Stock Plan are set at the market price of Plum Creek’s common stock on the date of grant. Therefore, the options place senior management in the same position as all other Company stockholders, and enforce the goal of future performance by basing the value of the option on the future success of Plum Creek. In contrast, a stock option with an exercise price tied to an index would provide value to the option holder as long as Plum Creek’s stock price outperforms the index, even if the stock price were to decline. For Plum Creek stock option holders to realize the full value of their options under the current plan, the Company’s stock price performance must be positive over the course of the four-year vesting period.

The Board also believes that the Compensation Committee needs to maintain the flexibility to effectively do its job. The Committee, based on the best market information available to it, determines the specific mix of components that comprise the Company’s overall long-term compensation strategy. Currently, that strategy takes into account both absolute and relative measures of performance, as discussed in more detail in the Compensation Committee’s Report in this Proxy Statement. The Board believes that the Committee should not have its hands tied by limiting it to categories of stock options with pricing terms or vesting conditions that are duplicative of performance measures used in other components of long-term compensation, or that are inconsistent with compensation practices followed by Plum Creek’s competitors. Such a mandate could place the Company at a significant disadvantage in recruiting and retaining senior executives.

The proposed modifications to stock option awards are not appropriate. The Board is satisfied that the Company’s long-term compensation program is effectively aligned with stockholder interests, and that any value realized from stock options awarded to Plum Creek’s senior executives accurately reflects Plum Creek’s performance, and not a windfall attributable to general stock market appreciation as suggested by the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THIS PROPOSAL AND RECOMMENDS THAT YOU VOTE “AGAINST” IT ON THE ENCLOSED PROXY CARD.

OUTSTANDING CAPITAL STOCK

The common stock of the Company is its only class of voting capital stock. The Company’s common stock is traded on the New York Stock Exchange and the Pacific Exchange. The record date for stockholders entitled to vote at the meeting is the close of business on March 24, 2005. At the close of business on that date, the Company had issued and outstanding 183,921,739 shares of common stock, $.01 par value. The closing price of the Company’s common stock on that date was $35.61.

STOCKHOLDER PROPOSALS

The Company anticipates that the next Annual Meeting of stockholders will be held in May of 2006. Any stockholder of record who desires to submit a proposal for inclusion in the proxy materials related to the next Annual Meeting of Stockholders must do so in writing and it must be received at the Company’s principal executive offices on or before November 25, 2005. Any stockholder proposal submitted for inclusion in the Company’s proxy materials must comply with the requirements of Rule 14a-8 under the Exchange Act.

If a stockholder intends to present a proposal at the 2006 Annual Meeting of stockholders that is not included in the Company’s proxy statement, and the stockholder fails to properly notify the Company of such proposal in writing between February 10, 2006 and March 12, 2006, then any such proposal shall be considered untimely. Article II, Section 5 of the Company’s Amended and Restated Bylaws governs submission of matters for presentation at stockholder meetings.

ANNUAL REPORT

This Proxy Statement has been preceded or accompanied by the Annual Report for the fiscal year ended December 31, 2004. Stockholders are referred to such report for financial and other information about the activities of the Company. Except for those pages specifically incorporated in this Proxy Statement, such report is not to be deemed a part of the proxy soliciting material.

FORM 10-K

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (NOT INCLUDING EXHIBITS TO THE FORM 10-K). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO PLUM CREEK TIMBER COMPANY, INC., INVESTOR RELATIONS, 999 THIRD AVENUE, SUITE 4300, SEATTLE, WASHINGTON, 98104-4096.

INCORPORATION BY REFERENCE

According to the provisions of Schedule 14A under the Exchange Act, the following document or portion thereof is incorporated by reference: “Executive Officers of the Registrant” from Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

OTHER MATTERS

In the event that any matter not described herein is properly presented for a stockholder vote at the meeting, or any adjournment thereof, the persons named in the form of proxy will vote in accordance with their best judgment. At the time this proxy statement went to press, the Company knew of no other matters that might be presented for stockholder action at the meeting.

MAP TO THE WASHINGTON ATHLETIC CLUB

Reprinted with the permission of the Washington Athletic Club

Driving Instructions

Northbound on Interstate Highway 5

Take the Seneca Street Exit

Turn right on Sixth Avenue

Southbound on Interstate Highway 5

Take the Union Street Exit

From Union Street, turn left on Fifth Avenue

Turn left on University Street

Turn left on Sixth Avenue

Westbound on Interstate Highway 90

Merge to Interstate Highway 5 Northbound

Take the Madison Street Exit

Turn left on Madison Street

Turn right on Sixth Avenue

Address

Washington Athletic Club

1325 Sixth Avenue, Seattle, Washington 98111

•  The Washington Athletic Club is located in Downtown Seattle on Sixth Avenue, between Union Street and University Street

•  Washington Athletic Club Parking is available one block north of the club entrance just past Union Street on the left.

999 THIRD AVENUE, SUITE 4300

SEATTLE, WASHINGTON 98104-4096

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Plum Creek Timber Company, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Plum Creek Timber Company, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PLMCK1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLUM CREEK TIMBER COMPANY, INC.

Proposal 1

1.	ELECTION OF DIRECTORS.

Nominees:	(1) Rick R. Holley (2) Ian B. Davidson (3) Robin Josephs (4) John G. McDonald (5) Robert B. McLeod (6) Hamid R. Moghadam (7) John H. Scully (8) Stephen C. Tobias (9) Carl B. Webb	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.
Proposal 2				For	Against	Abstain

2.	PROPOSAL TO RATIFY APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.			☐	☐	☐

Proposal 3				For	Against	Abstain

3.	TO CONSIDER AND ACT UPON A STOCKHOLDER PROPOSAL, IF IT IS PROPERLY PRESENTED AT THE MEETING, TO INCREASE THE VOTING THRESHOLD BY WHICH INDIVIDUALS ARE ELECTED TO THE BOARD OF DIRECTORS.			☐	☐	☐

Proposal 4				For	Against	Abstain

4.	TO CONSIDER AND ACT UPON A STOCKHOLDER PROPOSAL, IF IT IS PROPERLY PRESENTED AT THE MEETING, TO REQUIRE THE COMPENSATION COMMITTEE TO ADOPT A POLICY PROVIDING THAT A SIGNIFICANT AMOUNT OF FUTURE STOCK OPTION GRANTS BE PREMIUM PRICED OR MARKET INDEX PRICED STOCK OPTIONS, OR STOCK OPTIONS WITH PERFORMANCE BASED VESTING TERMS.			☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” Proposal 1; “FOR” Proposal 2; “AGAINST” Proposal 3 and “AGAINST” Proposal 4.

In their discretion the Proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment thereof.

Mark here for address change and note on reverse side ☐

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN REPRESENTATIVE CAPACITY, SIGN NAME AND TITLE.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

PROXY

This Proxy is Solicited on Behalf of the Board of Directors for

the 2005 Annual Meeting of Stockholders, May 11, 2005.

The undersigned acknowledges receipt of (a) the Notice of 2005 Annual Meeting of the Stockholders of Plum Creek Timber Company, Inc. (the “Company”), (b) the accompanying Proxy Statement, and (c) the Annual Report of the Company for its fiscal year ended December 31, 2004. Rick R. Holley, William R. Brown and James A. Kraft, or any one of them, with power of substitution and revocation, are hereby appointed Proxies of the undersigned to vote all stock of the Company which the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders to be held at the Washington Athletic Club, located at 1325 Sixth Avenue, Seattle, Washington, on May 11, 2005 or any adjournment thereof, with all powers which the undersigned would possess if personally present, upon such business as may properly come before the meeting or any adjournment thereof.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2, AND SHARES WILL BE SO VOTED UNLESS OTHERWISE DIRECTED.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSALS 3 AND 4, AND SHARES WILL BE SO VOTED UNLESS OTHERWISE DIRECTED.

YOU MAY ALSO VOTE VIA TELEPHONE OR INTERNET. SEE INSTRUCTIONS ON REVERSE SIDE.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE

PLUM CREEK TIMBER COMPANY, INC.

999 THIRD AVENUE, SUITE 4300

SEATTLE, WASHINGTON 98104-4096